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[ivivi LOGO]

EXHIBIT 99.1

     IVIVI TECHNOLOGIES REPORTS THIRD QUARTER FISCAL 2007 FINANCIAL RESULTS

NORTHVALE, NJ - FEBRUARY 14, 2007 - Ivivi Technologies, Inc. (AMEX:II), today announced financial results for the three and nine month periods ended December 31, 2006.

For the three month period ended December, 31 2006, Ivivi Technologies reported total revenue of $227,222 compared to $220,203 in the comparable period in 2005. Revenues are primarily driven by rental programs in the wound care market and the sale of our products through distributors into medical facilities. The current quarter included unit sales of $91,342 and rental income of $125,463. The company also recorded $10,417 in licensing revenues in the current quarter related to milestone payments received from Allergan and amortized over the initial term of our Agreement. This compares to unit sales of $7,244 and rental income of $212,959 in the year ago period. Rental revenues during the quarter were impacted by management's significant time commitment related to the completion of the IPO, the successful negotiation and execution of our agreement with Allergan, as well as meetings with potential marketing and licensing partners, each of which was management's primary focus during this period.

Net loss for the three month period ended December 31, 2006 was $2,380,113, or $0.28 per share, compared to a net loss of $1,161,271, or $0.24 per share, for the three month period ended December 31, 2005. The increase in net loss was primarily the result of increases in share based compensation, which increased by approximately $800,000, salary expense with the addition of our CFO and Controller during the quarter, as well as general and administrative expenses of a new public company on AMEX and research and development expenses relating to our ongoing clinical trials.

For the nine month period ended December 31, 2006, Ivivi Technologies reported total revenue of $813,174, a 70% increase from $478,274 reported in the nine month period ended December 31, 2005. Unit sales increased to $220,232 from $96,276 in the year ago period while rentals increased to $582,525 from $381,998. The Company had a net loss of $6,355,667, or $1.06 per share, for the nine month period ended December 31, 2006 compared to a net loss of $4,041,432, or $0.85 per share, for the nine month period ended December 31, 2005. The increase in net loss was primarily the result of increases in interest and finance costs of approximately $1.1 million and share based compensation expenses of approximately $1.7 million.

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IVIVI TECHNOLOGIES, INC.
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On December 31, 2006, Ivivi Technologies had cash and cash equivalents of $9.8 million. In the Company's third fiscal quarter, Ivivi Technologies raised gross proceeds of approximately $16.5 million from the completion of its initial public offering and the partial exercise of the underwriters' over-allotment option. In total, 2,750,000 common shares were sold at $6.00 per share. Approximately $3.1 million of the proceeds was used to repay certain indebtedness and to pay related interest outstanding as of the IPO date. In addition, in connection with the IPO, the outstanding convertible debt of the Company that was outstanding at the IPO date converted into shares of common stock of Ivivi Technologies. At December 31, 2006, there were 9,538,767 shares outstanding and no outstanding long term debt.

"Our third fiscal quarter was highlighted by the completion of our IPO and the subsequent signing of an exclusive worldwide distribution agreement with Allergan for the use of our products in conjunction with breast, facial and bariatric surgery procedures," commented Andre' A. DiMino, Vice Chairman and Co-Chief Executive Officer. "We are also nearing full enrollment of our cardiac study at The Cleveland Clinic Florida where we are utilizing PEMF technology to treat patients with ischemic cardiomyopathy. We believe that PEMF technology and its effects on improving blood flow and regeneration of new blood vessels could prove useful for these patients for which there are no alternatives. Given the length of the trial, as well as the post-trial review period, we would anticipate results likely being available in the fourth calendar quarter of 2007. Recently completed as well as ongoing clinical studies in the areas of tendon repair, wound healing and post-surgical recovery also continue to demonstrate the broad applications of our technology."

David Saloff, President and Co-Chief Executive Officer added, "This has been a very exciting time for Ivivi. By strengthening our balance sheet, we believe we have a significant opportunity to continue to advance our technology and increase our sales and marketing efforts. Today, revenue is generally related to our efforts to seed each target market and promote non-invasive therapies utilizing our PEMF technology. We do not believe that quarterly trends in sales are particularly meaningful at this point of our operating history. Our strategy continues to be to seek collaborative and strategic agreements with leading companies in our target markets to broaden our marketing and distribution. We continue to seek these types of agreements as the primary driver of our sales growth. Although we do not control the actual timing of the launch of our product by Allergan, we are in frequent communication with their marketing group to discuss the appropriate timing for such launch. Allergan has informed us they are committed to our product and we are relying on Allergan's expertise in making the appropriate decision as to when to successfully launch the product. Once a launch date has been established, we will make an announcement."

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IVIVI TECHNOLOGIES, INC.
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Management will discuss the Company's results for its third fiscal quarter ended
December 31, 2006, during a conference call scheduled for today, Wednesday, February 14, 2007 at 4:30 pm ET.

Shareholders and other interested parties may participate in the conference call by dialing (877) 407-0782 approximately 5 to 10 minutes before the beginning of the call. International callers should dial (201) 689-8567. If you are unable to participate, a replay of the call will be available until midnight on March 1, 2007 by dialing (877) 660-6853 and using pass code # 286 and conference ID # 231517. International callers should dial (201) 612-7415 and use the pass codes listed above. The call will also be broadcast live on the Internet at www.InvestorCalendar.com and on the Investor Relations section of the Company's website www.ivivitechnologies.com under Events and Presentations.

ABOUT IVIVI TECHNOLOGIES, INC.

Based in Northvale, NJ, Ivivi Technologies, Inc. is a medical technology company focusing on designing, developing and commercializing its proprietary electrotherapeutic technology platform. Ivivi's research and development activities are focused specifically on pulsed electromagnetic field, or PEMF, technology, which, by creating a therapeutic electrical current in injured soft tissue, stimulates biochemical and physiological healing processes to help repair the injured tissue and reduce related pain and inflammation. The Company's Electroceuticals(TM) have been used in non-invasive treatments for a wide array of conditions, including chronic wounds, pain and edema following plastic and reconstructive surgery and chronic inflammatory disorders.

FORWARD-LOOKING STATEMENTS
This release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, the Company's limited operating history, history of significant and continued operating losses and substantial accumulated earnings deficit, difficulties with its financial accounting controls, the failure of the market for the Company's products to continue to develop, the inability for customers to receive third party reimbursement, the inability to obtain additional capital, the inability to protect the Company's intellectual property, the loss of any executive officers or key personnel or consultants, competition, changes in the regulatory landscape or the imposition of regulations that affect the Company's products and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission,

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IVIVI TECHNOLOGIES, INC.
PAGE 4


including the Company's registration statement on Form SB-2. The Company assumes no obligation to update the information contained in this press release.


CONTACT:
Investor Relations:
Cameron Associates
Alison Ziegler or Lester Rosenkrantz;        Deanne Eagle for Media
212-554-5469                                 212-554-5463
ALISON@CAMERONASSOC.COM                      DEANNE@CAMERONASSOC.COM


                          -FINANCIAL TABLES TO FOLLOW-

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IVIVI TECHNOLOGIES, INC.
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                                             IVIVI TECHNOLOGIES, INC.
                                             STATEMENTS OF OPERATIONS
                                                    (UNAUDITED)

                                                   Three Months Ended                  Nine Months Ended
                                                      December 31,                        December 31,
                                            --------------------------------    --------------------------------
                                                 2006              2005              2006              2005
                                            --------------    --------------    --------------    --------------
Revenues:
  Sales                                     $       91,342    $        7,244    $      220,232    $       96,276
  Rentals                                          125,463           212,959           582,525           381,998
  Licensing                                         10,417                --            10,417                --
                                            --------------    --------------    --------------    --------------
                                                   227,222           220,203           813,174           478,274
                                            --------------    --------------    --------------    --------------

Expenses:
  Cost of goods sold                                27,851             1,811            58,744            24,405
  Cost of rental revenue                            31,276           105,919            68,650           188,879
  Depreciation and amortization                      3,661             2,602            13,415             7,475
  Salaries                                         407,610           276,652           930,764           814,706
  Research and development                         494,447           160,700           945,369           684,614
  Sales and marketing                              179,773           135,384           479,230           788,924
  General and administrative                       480,255           405,030         1,084,669         1,241,294
  Share based compensation                         822,852            40,338         1,798,558            85,951
                                            --------------    --------------    --------------    --------------
Total operating expenses                         2,447,725         1,128,436         5,379,399         3,836,248
                                            --------------    --------------    --------------    --------------
Loss from operations                            (2,220,503)         (908,233)       (4,566,225)       (3,357,974)

Change in fair value of warrant and
   registration rights liabilities                      --                --           (25,827)               --
Interest and finance costs, net                   (159,610)         (253,038)       (1,763,615)         (683,458)
                                            --------------    --------------    --------------    --------------

Loss before income taxes                        (2,380,113)       (1,161,271)       (6,355,667)       (4,041,432)
Income taxes                                            --                --                --                --
                                            --------------    --------------    --------------    --------------
Net loss                                    $   (2,380,113)   $   (1,161,271)   $   (6,355,667)   $   (4,041,432)
                                            ==============    ==============    ==============    ==============
Net loss per share, basic and diluted       $        (0.28)   $        (0.24)   $        (1.06)   $        (0.85)
                                            ==============    ==============    ==============    ==============
Weighted average shares outstanding              8,491,805         4,745,000         5,998,477         4,745,000
                                            ==============    ==============    ==============    ==============


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IVIVI TECHNOLOGIES, INC.
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                            IVIVI TECHNOLOGIES, INC.
                                  BALANCE SHEET
                               DECEMBER 31, 2006
                                   (UNAUDITED)

                                     ASSETS

Current assets:
    Cash and cash equivalents                               $        9,827,546
    Accounts receivable, net                                           313,890
    Inventory, current portion                                         126,000
    Prepaid expenses                                                   116,343
                                                           ---------------------
                                                                    10,383,779

Property and equipment, net                                             39,006
Inventory, long term                                                   168,715
Intangible assets, net                                                 162,960
                                                           ---------------------

                                                            $       10,754,460
                                                           =====================

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable and accrued expenses                   $        1,390,336
    Advances payable - affiliate                                         8,604
                                                           ---------------------
                                                                     1,398,940

Deferred revenue                                                       489,583

Stockholders' equity:
    Common stock                                                    20,825,127
    Additional paid-in capital                                      10,330,248
    Accumulated deficit                                            (22,289,438)
                                                           ---------------------

                                                                     8,865,937
                                                           ---------------------

                                                            $       10,754,460
                                                           =====================


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